Exhibit 99.3

NEWS RELEASE For release at 4:00 p.m. EST, 01/24/08 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com
2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Declares Quarterly Cash Dividend

WISCONSIN RAPIDS, Wis. – April 17, 2008 – Renaissance Learning™, Inc., (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K–12 schools and districts, announced that its Board of Directors declared a quarterly cash dividend of $.07 per share, payable June 2, 2008 to shareholders of record as of May 9, 2008.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 74,000 North American schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada, India, and the United Kingdom.

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